EXHIBIT 3.1

FORM OF NOMINEE AGREEMENT

In reliance upon their mutual covenants, by which each party intends to be legally bound and for good and valuable consideration, the sufficiency of which each party hereby acknowledges, Robert F.X. Sillerman (“Nominee”) and the persons and entities signatory hereto (collectively, the “Beneficiaries,” and each, a “Beneficiary”) do enter into this Nominee Agreement (this “Agreement”), dated as of [_______].

1.         Appointment.  The Beneficiaries hereby irrevocably appoint Nominee as nominee to hold legal title to the Shares, as defined below, and Nominee hereby accepts such appointment and agrees to hold the Shares in its name but solely on behalf of and for the exclusive benefit of the Beneficiaries.  Each Beneficiary is accordingly entitled to the entire right, title and interest in and to its Shares and any and all proceeds derived therefrom.

2.         Shares to be held by Nominee.  The Shares are [______] shares of common stock, $0.001 par value per share, of SFX Entertainment Inc., a Delaware corporation (the “Corporation”), and all equity securities issued with respect to such Shares of the Corporation, whether as a result of exercise of warrant, conversion of stock of one class into stock of another class, any stock dividend, stock split, recapitalization, merger, stock sale or other corporate reorganization (the “Shares”).

3.         Authority of Nominee.  The Beneficiaries hereby irrevocably acknowledge and agree that (with the single exception set out below in this Section 3) the authority of the Nominee to deal in and with respect to the Shares shall be exclusive and absolute until termination of this Agreement with respect to such Shares.  Nominee may deal in and make decisions with respect to the Shares in Nominee’s sole and absolute discretion.  Without limiting the foregoing, the Beneficiary expressly acknowledges and agrees that Nominee at all times shall (a) be listed exclusively as the holder of the Shares on the books and records of the Corporation, (b) have the exclusive right, power and authority to vote or abstain to vote the Shares on any and all matters on which shareholders of the Corporation are entitled to vote, and (c) have the exclusive right, power and authority to make any and all dispositions of the Shares, including without limitation, any and all sales, tax-free reorganizations or otherwise, and the determination of the timing thereof, so long as such actions do not violate any agreement then in effect governing the relationship among the Corporation’s shareholders, or violate any provisions or disclosures required under any applicable Federal or state securities laws or other statutes or regulations, and, provided, further, that (i) the Nominee voted the Shares to approve such transaction, and (ii) such transaction results in the transfer or disposition of all of the Shares representing beneficial interests of each Beneficiary.  Notwithstanding the foregoing, Nominee shall have no authority to reveal the identity of Beneficiary to any person or entity without the prior written consent of Beneficiary, except that Nominee may reveal such identity to other beneficiaries under this Nominee Agreement or pursuant to governmental or court order or decree.

4.         Nominee Obligation to Distribute Proceeds from Shares.  Nominee agrees promptly to deliver to the Beneficiaries all cash and other property received by Nominee with respect to the Shares, other than distributions that are themselves in the form of additional Shares, which shall continue to be held by Nominee hereunder.

5.         Termination.  This Agreement shall terminate as to a Beneficiary upon the earlier of (a) two (2) business days after delivery by such Beneficiary to Nominee of its written notice to terminate this Agreement or (b) two (2) business days after delivery by Nominee to such Beneficiary of Nominee’s written notice of resignation as Nominee.

6.         Non-Assignment.  Except as expressly set out below in this Section 6, neither Nominee nor a Beneficiary may assign his, her or its rights and obligations under this Agreement or in the Shares to any other party, other than (i) assignment of a Beneficiary’s rights hereunder to such Beneficiary’s heirs, executors and assigns upon such Beneficiary’s death if such Beneficiary is a natural person, and (ii) a Beneficiary may name sub-Beneficiaries if such Beneficiary transfers an interest in all or any part of such Beneficiary’s interest in the Shares, provided, however, that the Nominee shall have no responsibility to a sub-Beneficiary unless the Nominee has received written notice of such transfer.

7.         Beneficiary Ratification and Indemnification.  Each Beneficiary hereby approves, ratifies and confirms any and all determinations that Nominee may make, now and in the future, with respect to its Shares, and irrevocably agrees to indemnify Nominee, and hold Nominee harmless, from any and all claims, or causes of action, awards and judgments, including reasonable attorneys’ fees and expenses, from any party claiming through such Beneficiary pertaining to any action or inaction Nominee takes or refrains from taking with respect to its Shares, so long as Nominee has not acted with gross negligence or willful misconduct.

8.         Miscellaneous Provisions.  (a) This Agreement is binding upon the parties here to and their respective successors and permitted assigns; (b) neither this Agreement nor any provision hereof may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by the parties; no waiver of any particular provision or particular breach of this Agreement shall operate as a waiver of any other or subsequent provision or breach; (c) this Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, written or oral, between them; (d) all notices and communications under and relating to this Agreement shall be made in writing to the Beneficiary at the last address reflected in the records of the Nominee at the time of such notice and to the Nominee at its principal place of business and shall be effective the next business day after delivery to a nationally recognized overnight delivery service for next business day delivery, three (3) business days after delivery to the U.S. Postal Service by certified or registered mail, or upon personal delivery, in each case properly addressed as provided above and with all postage and fees prepaid; (e) this Agreement shall be governed by and construed in all respects under the laws of the State of New York, other than the conflicts of laws provisions thereof; (f) this Agreement may be executed in counterparts, each of which shall be an original hereof and all of which together shall constitute one and the same agreement; (g) the parties intend the delivery of signed copies by facsimile, email or other electronic means to serve as delivery in writing and intend to form this Agreement upon such delivery as effectively as by delivery of this Agreement originally executed.

Please indicate your acceptance and agreement to this nominee arrangement as herein described.

NOMINEE:

Robert F.X. Sillerman

ACCEPTED AND AGREED TO:

BENEFICIARY:

[Beneficiary Name]

Beneficiary’s Signature:

Shares:

SIGNATURE PAGE TO NOMINEE AGREEMENT

RELATING TO SHARES OF THE CORPORATION